UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 25, 2007

(Date of Earliest Event Reported)

Cost Plus, Inc.

(Exact name of Registrant as specified in its charter)

California	0-14970	94-1067973
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 4th Street

Oakland, California 94607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (510) 893-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Severance Agreements

On May 25, 2007, Cost Plus, Inc. (the “Company”) entered into Amended and Restated Employment Severance Agreements (the “Agreements”) with the following executive officers: Thomas D. Willardson, Executive Vice President and Chief Financial Officer; Michael J. Allen, Executive Vice President, Store Operations; Joan S. Fujii, Executive Vice President, Human Resources; Jane L. Baughman, Senior Vice President, Financial Operations; Rayford K. Whitley, Senior Vice President, Supply Chain; and George Whitney, Senior Vice President, Merchandising. The Agreements were amended to extend the respective terms of the Agreements by one year through June 14, 2008 and to make certain other changes in light of the recently issued final regulations under Section 409A of the Internal Revenue Code of 1986, as amended, including changes in the timing of the payment of benefits under the Agreements in certain circumstances and a change to the definition of “involuntary termination” to exclude a material reduction in the executive’s employee benefits or titles as an involuntary termination.

Amendment to Chief Executive Officer’s Employment Agreement

On May 30, 2007, the Company and Barry J. Feld, the Company’s President and Chief Executive Officer, entered into an amendment (the “Amendment”) to the employment agreement dated October 24, 2005 between the Company and Mr. Feld (the “Employment Agreement”). The Amendment revises the Employment Agreement in a manner similar to the changes made in the Agreements with the other executive officers described above to comply with the final regulations under Section 409A of the Internal Revenue Code of 1986, as amended. Additionally, the Amendment adds a notice and cure requirement for an involuntary termination and revises the definition of “disability” in Mr. Feld’s agreement in light of the final regulations.

The Amended and Restated Employment Severance Agreements and the Amendment to Mr. Feld’s Employment Agreement will be filed with the Company’s Form 10-Q for the first fiscal quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COST PLUS, INC.

By:	/s/ Thomas D. Willardson
Thomas D. Willardson,
Executive Vice President and Chief Financial Officer

Dated: June 1, 2007